Exhibit 10.45

Kim Moller
[●]
[●]
Dear Kim:

I am pleased to confirm your promotion to the position of Chief Commercial Officer (“CCO”) on behalf of MiMedx Group, Inc. (“MiMedx” or “Company”), effective June 24th, 2024, reporting directly to the Chief Executive Officer. In addition to your current responsibilities for all U.S. commercial sales and supporting functions, you will immediately assume responsibility for all other commercial functions, including Marketing, International Sales, Reimbursement Services, etc. In connection with this promotion, you will receive the following:
Annual base salary:    $540,000 (gross before deductions).
Target annual bonus (MIP):    60% of your annual base salary. 2024 Management
Incentive Plan (MIP) will be based on the achievement of board approved performance targets.
Promotional equity grant:    300% of your new annual base salary.
•50% being RSUs, vesting 1/3 per year over 3 years.
•50% being PSUs, cliff vesting after three years and the achievement of certain performance metrics. Given the timing of this promotion, we will need to agree on the PSU metrics, but they will align with your performance objectives.

Target annual equity grants (LTIP):    200% of your annual base salary. The Long-Term Incentive
Plan (LTIP) provides for an annual grant using a mix of various equity instruments as determined by the Compensation Committee of the Board of Directors, based on market data. The current mix for senior executives uses RSUs (35%), PSUs (40%) and Options (25%).
Override Grant:    50% of your annual base salary. You have an over achievement equity grant associated with your current role. This will continue in your new role.

This role will include the same arrangements you currently have related to certain change in control and no cause separation benefits. These benefits are described more fully and governed by the “Key Employee Retention and Restrictive Covenant Agreement.” As a reminder, your benefits under this agreement include:
•1.25 times your base salary and target bonus for a no cause or good reason termination.
•1.5 times your base and target bonus for a no cause or good reason termination within one year following a change in control.
In each instance, you shall be entitled to either health benefits continuation for a period equal to the amount of the separation payment, i.e. 15 months or 18 months, or a cash payment equal to the cost of such benefit continuation.
Kim, I could not be more excited to offer you this new role. You have been an excellent partner to me in your current role, and I look forward to continuing this collaboration as you undertake these increased responsibilities. This is a challenge you are more than prepared to assume.
Your leadership is critical to our future success!

Please feel free to contact me or Kate if you have any questions. Congratulations!

Joe Capper

cc: Kate Surdez